April 28, 2004

EDITOR: The following information is for immediate release. If you have any questions, please contact John A. Featherman, III, Chairman and CEO of First Chester County Corporation at 484-881-4100, or john.featherman@1nbank.com.
                                               --------------------------


    First Chester County Corporation Reports Earnings for First Quarter 2005
               10% Stock Dividend Announced at Shareholder Meeting

West Chester, PA, First Chester County Corporation (OTC: FCEC), parent company of First National Bank of Chester County (the "Bank"), announced first quarter net income of $1.02 million for the three-months ended March 31, 2005. Basic earnings per share for the three months ended March 31, 2005 were $0.20.

     "Our overall performance in the first quarter was impacted by two factors - increased costs and strategic investments. First, like many public companies, we had significant costs of compliance with Sarbanes-Oxley in addition to increased employment related costs," said John A. Featherman, III, CEO and Chairman of the Board of Directors. "Second, we are making important, long-term investments in building our senior management team, adding and upgrading several branches, and continuing our re-branding effort. While these investments position us for long-term growth, they are clearly reflected in our earnings in the first quarter."

     "We are very pleased with our year to year growth - with loans up 22% and assets up 11%," said Kevin C. Quinn, President of First National. "Our repositioning initiatives to make the bank more competitive, more streamlined, and more accessible to our customers made this a challenging quarter. We are encouraged by the first results from those efforts."

     Net income for the first quarter of 2005 was directly affected by increases in several non-interest expense categories as well as an increase in the provision for loan and lease losses when compared to the same quarter last year. The increased expenses were partially offset by an increase in net interest income. The increased non-interest expenses are attributed to increased costs of staffing and benefits, professional and consulting fees and costs related to re-branding and marketing.

     Net interest income benefited from strong growth in our loan portfolio and from increases in interest rates on the variable rate portion of the loan portfolio. Gross loans grew 22.0% or $115.7 million from $525.2 million at March 31, 2004, to $640.8 million as of March 31, 2005. Loans grew 3.7 % for the three-month period ended March 31, 2005.


     Professional and consulting fees, the component of our non-interest expenses with the largest increase, grew $462 thousand or 138.3%, in large part due to the cost of the Corporations efforts to comply with the Sarbanes Oxley legislation that became effective in 2004. Salaries and benefit costs increased $217 thousand or 5.6%, this increase is reflective of the costs associated with the building of our management team and our repositioning initiatives.

                        First Chester County Corporation

     The provision for loan and lease losses increased $207 thousand or 69%, this is consistent with the Corporations' Allowance for Loan and Lease Loss methodology.

     Total assets grew 11.5 % or $81.5 million from $706.9 million at March 31, 2004, to $788.4 million as of March 31, 2005, and deposits increased 8.7% or $51.3 million from $591.3 million to $642.6 million for the same period. Total assets declined $17.1 million or 2.1% from December 31, 2004 to $788.4 million at March 31, 2005 and total deposits decreased $20.0 million or 3.1% to $642.6 million during the same time period.

     The First National Bank of Chester County is the largest independent national bank headquartered in Chester County and provides quality financial services to individuals, businesses, governmental entities, nonprofit organizations, and community service groups.

     All per share data has been adjusted for the 10% stock dividend declared April 19, 2005. Please refer to the attached financial data for further details.


This release may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on current intentions and expectations. However, because such statements pertain to future events and circumstances, any of the statements could prove to be inaccurate. Therefore, there can be no assurance that the forward-looking statements contained in this release will prove to be accurate. Additional information that could cause future events to vary materially from the results anticipated may be found in the Corporation's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Furthermore, the Corporation disclaims any obligation or intent to update any such factors or forward-looking statements in light of future events and developments. First Chester County Corporation has 5,044,367 shares outstanding and is traded in the over-the-counter market under the symbol of "FCEC." For more information, please contact the Bank's Shareholder Relations Department at 484-881-4141 or visit our interactive website at www.1nbank.com .

                        First Chester County Corporation

                       SELECTED FINANCIAL DATA (unaudited)

(Dollars in thousands, except per share data)

SELECTED FINANCIAL DATA                                                    MARCH 31,            December 31,
                                                                  2005                2004          2004
                                                                -------             -------     ------------

Total assets                                                   $788,395            $706,926       $805,475
Gross loans                                                     640,841             525,160        618,005
Allowance for loan & lease losses                                 7,449               6,000          7,213
Total investment securities                                     110,000             123,924        140,029
Deposits                                                        642,570             591,297        663,018
Shareholders equity                                              54,784              53,357         55,402
Average assets                                                  799,849             692,929        759,368
Average equity                                                   55,930              52,801         53,169
Non-accrual loans                                                 8,373               2,339          7,877

Financial Management Services
  Assets under management & custody *                          $535,370            $555,651       $555,644

STATEMENT OF INCOME                                            THREE MONTHS ENDED MARCH 31,
-------------------
                                                                  2005              2004
                                                                  ----              ----

Interest income                                              $   10,184          $    8,639
Interest expense                                                  2,566               1,669
                                                              ---------           ---------

Net interest income                                               7,618               6,970

Provision for loan losses                                           507                 300
                                                              ---------           ---------

Net interest income after
  provision for loan losses                                       7,111               6,670

       Trust and Investment Services revenue                        869                 947
       Service charges on deposit accounts                          473                 524
       Investment securities gains, net                              67                  53
       Operating lease rental income                                228                 193
       Gains on sale of premises and other real-estate owned          1                  25
       Gains and fees on the sale of residential mortgages           81                 141
       Other                                                        565                 503
                                                              ---------           ---------

       Non-interest income                                        2,284               2,386
                                                              ---------           ---------

       Salaries and employee benefits                             4,092               3,875
       Occupancy, equipment, and data processing                  1,383               1,330
       Depreciation expense on operating leases                     200                 172
       FDIC deposit insurance                                        24                  21
       Bank shares tax                                              173                 125
       Professional services                                        796                 334
       Other                                                      1,299               1,056
                                                              ---------           ---------

       Non-interest expense                                       7,967               6,913
                                                              ---------           ---------

Income before income taxes                                        1,428               2,143
                                                              ---------           ---------

Income Taxes                                                        410                 642
                                                              ---------           ---------

Net Income                                                   $    1,018          $    1,501
                                                              =========           =========

PER SHARE DATA **

Net income per share (Basic)                                 $     0.20          $     0.30
Net income per share (Diluted)                               $     0.19          $     0.29
Cash divided declared                                        $   0.1283          $   0.1238
Book value                                                   $    10.87          $    10.70
Average bid/ask                                              $    26.75          $    24.55
Actual shares outstanding                                     5,038,866           4,988,394
Basic weighted average shares outstanding                     5,034,483           4,976,453
Diluted Weighted Average Shares                               5,215,017           5,192,946

* These assets are managed by the Trust & Investment Services Division of the Bank and are not assets of the Bank or the Corporation. ** All per share data has be adjusted for the 10% stock dividend declared aon April 19, 2005.